EXHIBIT 99.2

CONSOLIDATED WATER CO. LTD.

Pro forma Condensed Consolidated Financial Statements (Unaudited)

Year Ended December 31, 2015

Table of Contents

Page(s)

Condensed Consolidated Financial Statements (Unaudited)

Condensed Consolidated Balance Sheet	2

Condensed Consolidated Statement of Income for the year ended December 31, 2015	3

Notes to Condensed Consolidated Financial Statements	4

Basis of Presentation

The following unaudited pro forma condensed consolidated financial information and related notes present the historical financial statements of Consolidated Water Co. Ltd., and its subsidiaries (collectively, the “Company”) and Aerex Industries, Inc. (“Aerex”) after giving effect to the acquisition of Aerex that was completed on February 11, 2016, as well as the assumptions, reclassifications and adjustments described in the accompanying notes to the unaudited pro forma financial statements.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 assumes that the acquisition occurred as of January 1, 2015. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 is presented as if the acquisition had occurred as of December 31, 2015.

The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and does not purport to represent what the results of operations or financial position would actually have been had the acquisition occurred on the dates noted above, or to project the results of operations or financial position for any future periods. The pro forma adjustments are based on available information and certain assumptions that management believes are reasonable. Unless otherwise indicated, the pro forma adjustments are directly attributable to the acquisition and are expected to have a continuing impact on the results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed consolidated financial information have been made.

The accompanying unaudited pro forma condensed consolidated financial information should be read in conjunction with the notes thereto and the Company’s consolidated financial statements and notes thereto included in our Annual Report on Form 10-K as of and for the year ended December 31, 2015, and the historical financial statements of Aerex as of and for the year ended December 31, 2015 included herein.

CONSOLIDATED WATER CO. LTD.

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)

December 31, 2015

	As Reported	Aerex Industries, Inc.	Pro Forma Adjustments	Adj. #	Pro Forma

ASSETS
Current assets
Cash and cash equivalents	$44,792,734	$4,453,979	$(12,045,195)	(1)	$37,201,518
Certificate of deposit	5,637,538	-	-		5,637,538
Restricted cash	428,203	-	-		428,203
Accounts receivable, net	9,529,016	812,558	-		10,341,574
Inventory	1,918,728	70,487	-		1,989,215
Prepaid expenses and other current assets	1,282,660	55,383	-		1,338,043
Current portion of loans receivable	1,841,851	-	-		1,841,851
Costs and estimated earnings in excess of billings - construction projects	-	729,070	-		729,070
Total current assets	65,430,730	6,121,477	(12,045,195)		59,507,012
Property, plant and equipment, net	53,743,170	1,792,905	355,000	(2)	55,891,075
Construction in progress	1,928,610	-	-		1,928,610
Inventory, non-current	4,558,374	-	-		4,558,374
Loans receivable	3,769,016	-	-		3,769,016
Investment in OC-BVI	4,548,271	-	-		4,548,271
Intangible assets, net	771,811	-	5,900,000	(3)	6,671,811
Goodwill	3,499,037	-	8,034,520	(4)	11,533,557
Land held for development	20,558,424	-	-		20,558,424
Other assets	2,809,255	39,229	-		2,848,484
Total assets	$161,616,698	$7,953,611	$2,244,325		$171,814,634

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,829,535	$170,627	$-		$5,000,162
Dividends payable	1,177,246	-	-		1,177,246
Demand loan payable	7,000,000	123,224	(123,224)	(1)	7,000,000
Billings in excess of costs and estimated earnings - construction project	189,985	1,309	-		191,294
Total current liabilities	13,196,766	295,160	(123,224)		13,368,702
Long-term debt	-	1,757,263	(1,757,263)		-
Seller call option liability, net	-	-	383,000	(5)	383,000
Loan payable to seller	-	-	490,000	(1)	490,000
Deferred taxes	-	-	2,439,000	(6)	2,439,000
Other liabilities	224,827	-	-		224,827
Total liabilities	13,421,593	2,052,423	1,431,513		16,905,529
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders' equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares;
issued and outstanding 38,804 and 36,840 shares, respectively	23,282	-	-		23,282
Class A common stock, $0.60 par value. Authorized 24,655,000 shares;
issued and outstanding 14,781,201 and 14,715,899 shares, respectively	8,868,721	-	-		8,868,721
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-	-		-
Additional paid-in capital	84,597,349	-	-		84,597,349
Retained earnings	52,084,175	-	-		52,084,175
Cumulative translation adjustment	(533,365)	-	-		(533,365)
Total Consolidated Water Co. Ltd. stockholders' equity	145,040,162	-	-		145,040,162
Non-controlling interests	3,154,943	5,901,188	812,812	(7)	9,868,943
Total equity	148,195,105	5,901,188	812,812		154,909,105
Total liabilities and equity	$161,616,698	$7,953,611	$2,244,325		$171,814,634

CONSOLIDATED WATER CO. LTD.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)

YEAR ENDED DECEMBER 31, 2015

	As Reported	Aerex Industries, Inc.	Pro Forma Adjustments	Adj. #	Pro Forma
Retail revenues	$23,254,757	$-	$-		$23,254,757
Bulk revenues	31,854,255	-	-		31,854,255
Services revenues	2,007,190	19,104,928	-		21,112,118
Total revenues	57,116,202	19,104,928	-		76,221,130

Cost of retail revenues	10,925,634	-	-		10,925,634
Cost of bulk revenues	21,634,789	-	-		21,634,789
Cost of services revenues	1,629,221	13,997,881	88,750	(8)	15,715,852
Total cost of revenues	34,189,644	13,997,881	88,750		48,276,275
Gross profit	22,926,558	5,107,047	(88,750)		27,944,855
General and administrative expenses	14,458,494	1,092,838	1,332,000	(9)	16,883,332
Income from operations	8,468,064	4,014,209	(1,420,750)		11,061,523

Other income (expense):
Interest income	1,013,252	7,453	-		1,020,705
Interest expense	(269,090)	(81,183)	81,183	(10)	(269,090)
Profit sharing income from OC-BVI	105,300	-	-		105,300
Equity in earnings of OC-BVI	294,368	-	-		294,368
Impairment of investment in OC-BVI	(1,060,000)	-	-		(1,060,000)
Other	(626,400)	761,879	-		135,479
Other income (expense), net	(542,570)	688,149	81,183		226,762
Income before income taxes	7,925,494	4,702,358	(1,339,567)		11,288,285
Provision for income taxes	-	-	1,116,488	(11)	1,116,488
Net income	7,925,494	4,702,358	(2,456,055)		10,171,797
Income attributable to non-controlling interests	406,793	-	1,312,632	(12)	1,719,425
Net income attributable to Consolidated Water Co. Ltd. stockholders	$7,518,701	$4,702,358	$(3,768,687)		$8,452,372

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.51				$0.57
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.51				$0.57
Dividends declared per common share	$0.30				$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,741,748				14,741,748
Diluted earnings per share	14,827,755				14,827,755

CONSOLIDATED WATER CO. LTD.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(UNAUDITED)

1.	Basis of pro forma presentation

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2015 combines the historical consolidated balance sheet of Consolidated Water Co. Ltd., and its subsidiaries (collectively, the “Company”) derived from the audited consolidated financial statements from the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2015 with the historical audited balance sheet of Aerex for the same period and has been prepared as if the Company’s acquisition of Aerex had occurred on December 31, 2015.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2015 combines the historical consolidated statement of income of the Company derived from the audited consolidated financial statements of the Company from its Annual Report on Form 10-K for the year ended December 31, 2015, with the historical statement of operations of Aerex for the same period and has been prepared as if the acquisition had occurred on January 1, 2015.

The audited historical financial statements of Aerex for the year ended December 31, 2015 are included in this Current Report on Form 8-K/A. These statements should be read in conjunction with such historical financial statements. The historical financial information is adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma adjustments that are (1) directly attributable to the acquisition, (2) factually supportable, and (3) with respect to the pro forma condensed consolidated statement of operations, expected to have a continuing impact on the combined results.

We have accounted for the acquisition of Aerex under the acquisition method of accounting in accordance with the authoritative guidance on business combinations. The accounting for the acquisition of Aerex was based on a preliminary valuation of the assets acquired and liabilities assumed and is subject to revision as more detailed analyses are completed and additional information about the fair value of assets acquired and liabilities assumed become available. The final allocation may include changes to the amount of intangible assets, goodwill, deferred taxes, accounts receivable and other current liabilities as well as other items. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information. Differences between these preliminary estimates and the final acquisition accounting may occur and these differences could be material. Additionally, the differences, if any, could have a material impact on the accompanying unaudited pro forma condensed consolidated financial statements and our future results of operation and financial position.

The unaudited pro forma condensed consolidated financial statements are presented solely for informational purposes and are not necessarily indicative of the combined results of operations or financial position that might have been achieved for the periods or dates indicated, nor is it necessarily indicative of the future results of the combined company.

The unaudited pro forma condensed consolidated financial statements do not reflect any cost savings from future operating synergies or integration activities, or any revenue, tax, or other synergies that could result from the acquisition.

2.	Purchase of 51% ownership interest in Aerex Industries, Inc.

On February 11, 2016 (the “Closing Date”), the Company, through its wholly-owned subsidiary, Consolidated Water U.S. Holdings, Inc. (“Consolidated Water U.S.”), entered into a stock purchase agreement (the “Purchase Agreement”) with Aerex Industries, Inc. (“Aerex”) and Thomas Donnick, Jr. (“Donnick”). Pursuant to the terms of the Purchase Agreement, Consolidated Water U.S. purchased a 51% ownership interest in Aerex for an aggregate purchase price of approximately $7.7 million in cash. After giving effect to the transactions contemplated by the Purchase Agreement, Consolidated Water U.S. owns 51% of the outstanding capital stock of Aerex and Donnick owns 49% of the outstanding capital stock of Aerex. Consolidated Water U.S. also acquired from Donnick an option to compel Donnick to sell, and granted to Donnick an option to require Consolidated Water U.S. to purchase, Donnick’s 49% ownership interest in Aerex at a price based upon the fair market value of Aerex at the time of the exercise of the option. The options are exercisable on or after the third anniversary of Closing Date. In connection with the Purchase Agreement, the Company guaranteed the obligations of Consolidated Water U.S. with respect to the option granted to Donnick to require Consolidated Water U.S. to purchase Donnick’s 49% ownership interest in Aerex.

Aerex is an original equipment manufacturer and service provider of a wide range of products and services applicable to municipal water treatment and industrial water and wastewater treatment. Its products include membrane separation equipment, filtration equipment, piping systems, vessels and custom fabricated components. Aerex also offers engineering, design, consulting, inspection, training and equipment maintenance services to its customers. Aerex is an American Society of Mechanical Engineers (ASME) code accredited manufacturer and maintains the ASME U and S and the National Board NB and R Certificates of Authorization. Its corporate offices and manufacturing facilities are located in Fort Pierce, Florida.

In connection with the Purchase Agreement, Consolidated Water U.S., Aerex and Donnick entered into a shareholders agreement, pursuant to which Consolidated Water U.S. and Donnick agreed to certain rights and obligations with respect to the governance of Aerex.

The purchase price for Aerex is summarized as follows:

February 11, 2016
Cash consideration
Purchase price (excluding working capital)	$7,140,000
Working capital adjustment	606,000
Total cash consideration	$7,746,000

The following table summarizes the estimated fair values of the assets and liabilities assumed at the acquisition date:

February 11, 2016
Financial assets	$459,391
Inventory	70,487
Costs and estimated earnings in excess of
billings on uncompleted contracts	784,465
Property, plant and equipment	2,148,095
Identifiable intangible assets	5,900,000
Deferred tax liability	(2,439,000)
Accounts payable and accrued liabilities	(114,958)
Net liability arising from put/call options	(383,000)
Total identifiable net assets	6,425,480

Non-controlling interest in Aerex	(6,714,000)
Goodwill	8,034,520
$7,746,000

3.	Pro forma adjustments

The following is a description of the pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet and statement of operations. These adjustments are based on preliminary estimates which are subject to change as management finalizes its valuations or obtains additional information.

(1)	To record the cash paid related to the acquisition as follows:

Repayment of outstanding debt by Aerex prior to acquisition	$(1,880,487)
Cash paid for 51% of Aerex stock	(7,746,000)
Cash dividend paid by Aerex prior to acquisition	(2,908,708)
Working capital loan provided by seller per the terms of the Purchase Agreement	490,000
$(12,045,195)

(2)	To increase property, plant and equipment acquired to estimated fair value.

(3)	To record intangible assets relating to non-compete agreement, trade name, engineering certifications, backlog and customer base.

(4)	To record the excess of the purchase price over the fair value of the assets acquired and the liabilities assumed as goodwill.

(5)	To record the estimated net fair value balance of the seller’s put option and the Company’s call option provided by the Purchase Agreement.

(6)	To record deferred tax liabilities at a statutory tax rate of 39%.

(7)	To record cash dividend paid and non-controlling interest.

Cash dividend paid by Aerex prior to acquisition	$(2,908,708)
Increase in non-controlling interest to estimated fair value	3,721,520
$812,812

(8)	To record incremental depreciation associated with the fair value of property, plant and equipment acquired.

(9)	To record amortization of intangible assets of $1,440,000, incremental salary expense of $80,000 arising from the acquisition, and to eliminate acquisition related expenses of $188,000.

(10)	To eliminate interest expense on outstanding debt repaid prior to acquisition.

(11)	To record provision for income taxes.

(12)	To record non-controlling interest in Aerex’s net income.